OFFER TO PURCHASE

Hereinafter "Offer"

COLLIERS
MONROE FRIEDLANDER

Principal Broker/Broker in Charge

Reference Date: June 16, 2008

Operating Engineers Local Union No. 3 – District 17-Hawaii ("**Buyer**") offers to purchase the Property described below from **Hoku Scientific** ("**Seller**"), under the following terms and conditions:

Area & Location: The unencumbered fee simple interest in and to all of that approximately 99,447 square feet of I-2 zoned land together with approximately 14,100 square feet of existing improvements thereon located at 1075 Opakapaka Street, Kapolei, Oahu, Hawaii (the "**Property**") and shown on Exhibit "A" attached hereto and made a part hereof. The Property is further identified as:

Tax Map Key No.: (1) 9-1-075: parcel 009

Purchase Price: The purchase price ("**Purchase Price**") for the Property shall be Five Million Eight Hundred Thousand and no/100 dollars (US $5,800,000.00), payable in full at closing ("**Closing**").

Initial Deposit: Buyer shall deliver to Title Guaranty Escrow Services, Inc., located at 235 Queen Street, Honolulu, Hawaii 96813 (the "**Escrow Agent**") an earnest money deposit (the "**Earnest Money**") in the amount of One Hundred Thousand and no/100 dollars ($100,000.00), within three (3) calendar days of the full execution of this Offer.

Additional Deposit: On or before the end of the Due Diligence Period (described below), unless this Offer and the Definitive Agreement (described below) is cancelled by Buyer, Buyer shall deposit with the Escrow Agent an additional deposit in the amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (the "**Additional Deposit**"). At such time, the Earnest Money and Additional Deposit (combined $350,000.00) shall become non-refundable and applied towards the Purchase Price at Closing.

The Earnest Money and Additional Deposit shall be deposited in an interest bearing account by the Escrow Agent as directed by Buyer, and said deposits and any interest thereon shall be applied toward the Purchase Price at Closing.

Once all contingencies have been satisfied or removed, should Buyer default under the terms of the Definitive Agreement, the Earnest Money and any interest thereon shall be surrendered to Seller as liquidated damages. Should the transaction fail to close for any reason other than Buyer's default, the Earnest Money, as well as all interest accrued thereon, shall be immediately returned to Buyer.

Escrow & Closing: Upon full acceptance of this Offer, an escrow account shall be established with the Escrow Agent. The Escrow Agent shall bill Buyer and Seller for their respective escrow fees and closing costs as is customary in the industry. Closing shall occur thirty (30) calendar days after the waiver of the Due Diligence Period and waiver of the Financing Contingency and Special Conditions (discussed below).

Due Diligence: Buyer shall have forty-five (45) calendar days from the later of (i) the full acceptance of this Offer, or (ii) receipt of all documents from Seller related to the Property as described below to perform any and all investigations and/or studies Buyer deems prudent in the purchase of the Property ("**Due Diligence Period**"). In the event the expiration of the Due Diligence Period falls on either a Saturday, Sunday or State of Hawaii holiday, the due diligence shall be extended until 4:00 p.m. on the next business day. Buyer's Due Diligence shall include, but not be limited to, the review of all documents related to the Property in Seller's possession, control or easily available to the Seller relative to the ownership and/or operation of the Property. By 4:00 p.m., Hawaii Standard Time, on the expiration of the Due Diligence Period, Buyer, in Buyer's sole and absolute discretion for any reason, shall notify Seller, in writing, of its intention to (a) continue with the purchase of the Property (subject to the Financing Contingency), or (b) cancel this Offer and all other agreements between Buyer and Seller.

Financing Contingency: This Offer is subject to and contingent upon Buyer securing a mortgage loan at terms and conditions acceptable to Buyer, in Buyer's sole opinion, from a financial institution of Buyer's choice. Within seven (7) calendar days of full acceptance of this Offer, Buyer shall apply for said loan. Buyer shall provide Seller with a copy of preliminary loan approval within thirty (30) calendar days of Buyer's loan application. Buyer shall secure said mortgage financing within forty-five (45) calendar days from full acceptance of this Offer; otherwise, Buyer, at Buyer sole discretion, may declare this Offer null and void.

Cancellation of Offer: If either party elects to cancel this Offer as permitted hereunder, (i) all of the parties agree to promptly execute the cancellation documents requested by the Escrow Agent; and (ii) the Escrow Agent shall return to Buyer all deposits previously made, less the amount of any escrow expenses or fees chargeable to Buyer. Thereafter, neither Buyer, Seller, the Escrow Agent, nor Colliers Monroe Friedlander, Inc. ("**Colliers**") shall have any further rights or obligations under this Offer or any other related agreements, except Colliers shall be entitled to the commission set forth herein if Buyer and Seller shall effect a transfer of Seller's interest in the Property to the Buyer at some future date.

Property Access: Seller agrees to provide Buyer, Buyer's agents, consultants and contractors with reasonable access to the Property at all times, provided however that said access does not interfere with the ongoing business operations of the Property. At least twenty-four (24) hours in advance, Buyer shall inform Seller or Seller's agent of Buyer's anticipated schedule with respect to said access.

Title Insurance: Seller agrees to furnish Buyer with good and marketable title in accordance with the standards applicable in the State of Hawaii and to provide an ALTA owner's title insurance policy, at equal cost to both Seller and Buyer, issued in the name of Buyer for the amount of the purchase price. The cost of any extended policy or endorsements shall be at Buyer's sole cost and expense. Within ten (10) calendar days of acceptance of this Offer, the Seller shall provide Buyer, at Seller's sole cost and expense, with a preliminary title report from Title Guaranty of Hawaii, Inc. The preliminary title report shall include legible copies of all instruments referred to by the title insurance carrier as exceptions to its proposed title coverage. Buyer shall have until the end of the Due Diligence Period to examine the title report. If title is defective, or if the Property is not

suitable for Buyer's intended use, as determined by Buyer in its sole and absolute discretion, Buyer shall have the right to cancel this Offer and all other agreements between Buyer and Seller, including but not limited to the Definitive Agreement.

Survey: On or before ten (10) calendar days following the date of Buyer's acceptance of this Offer, Seller, at Seller's expense shall furnish to Buyer an ALTA survey of the Property prepared by a licensed surveyor and certified to Buyer as showing all existing easements, improvements, and encroachments upon the Property. Buyer shall have until the end of the Due Diligence Period, to approve or disapprove of any matters shown on the survey. Notwithstanding anything herein to the contrary, the Due Diligence Period shall be extended, if necessary, to allow Buyer two (2) weeks from the date of receipt of the Survey to conduct its review of the matters therein. Buyer's failure to approve of any such matters in writing by such date shall be deemed Buyer's disapproval of the same. If Buyer disapproves of any matter shown on the survey, Seller shall notify Buyer in writing whether Seller is willing to cure such disapproved matters prior to or at Closing. Seller's failure to provide such notice within two (2) business days after Seller's receipt of Buyer's disapproval notice shall be deemed Seller's unwillingness to cure any matter. If Seller is not willing to completely cure any disapproved matter, Buyer may, within two (2) business days after Seller's notice (or deemed notice) of such unwillingness to cure, either (a) terminate this Offer and/or the Definitive Agreement or (b) such disapproved matter that Seller is unwilling to cure shall be approved by Buyer. Buyer's failure to approve such matters within such two (2) business day period shall be deemed Buyer's disapproval of the matter and a termination of this Offer and/or the Definitive Agreement.

Environmental Study: On or before ten (10) calendar days following the date of Buyers acceptance of this Offer, Seller shall provide Buyer with the Phase I environmental site assessments provided to Seller prior to its development of the existing building for its review. In the event that Buyer elects to perform an additional (post construction) environmental site assessment, Buyer may do so at its expense. If Buyer elects to have an additional site assessment performed, Buyer shall be granted fifteen (15) calendar days to review and approve of the new site assessment from date of its completion which shall be no later than sixty (60) days from the date of acceptance of this agreement. In the event that Buyer does NOT elect to perform a new environmental site assessment then Buyer shall have until the end of the Due Diligence Period, to approve or disapprove of any matters shown in the Environmental Studies. Notwithstanding anything herein to the contrary, the Due Diligence Period shall be extended, if necessary, to allow Buyer two (2) weeks from the date of receipt of the Environmental Studies to conduct its environmental review. If the Environmental Studies concludes that Hazardous Materials exist on the Property at levels reasonably unacceptable to Buyer, Buyer shall provide written notification to Seller and Seller shall have twenty (20) business days from the date of receipt of such notice to notify Buyer whether it elects to remediate the Property and obtain the no further action letter at Seller's sole cost and expense. If Seller elects to remediate the Property and obtain a no further action letter, the Closing Date will automatically be extended for the length of time required to remediate the Property and to obtain a no further action letter; provided, however, Buyer nevertheless can terminate this Offer and the forthcoming Definitive Agreement if Seller does not complete the remediation and obtain the no further action letter within 180 days of Seller's election to do so. If Seller is not willing to complete any necessary remediation to Buyer's satisfaction, Buyer may, within two (2) business days after Seller's notice (or deemed

notice) of such unwillingness to cure, either (a) terminate this Offer and/or the Definitive Agreement or (b) such disapproved matter that Seller is unwilling to cure shall be approved by Buyer. Buyer's failure to approve such matters in writing within such two (2) business day period shall be deemed Buyer's disapproval of the matter and a termination of this Offer and/or the Definitive Agreement.

Conveyance: The Property will be conveyed to Buyer by way of a Limited Warranty Deed.

"As Is / Where Is": Buyer acknowledges that the Property will be transferred in an "AS IS, WHERE IS" condition without any warranties or representations (express or implied) by Seller.

1031 Exchange: Seller will cooperate with Buyer and Buyer will cooperate with Seller so as to enable Seller and/or Buyer to complete a like kind exchange of other properties ("**Exchange Property**") for the Property. However, in no event shall any costs incurred as a result of said 1031 exchange be borne by the party not completing a 1031 exchange.

Special Conditions: Purchase of the Property is subject to Buyer selling its existing fee simple facility located at 1432 Middle Street, Honolulu, Hawaii 96819 within one-hundred twenty (120) days from the full acceptance of this Offer. If within one hundred twenty (120) days from acceptance of this Offer, Buyer has not closed on the sale of the Middle Street property, then Buyer and Seller may elect in writing to extend the time frame to effect the sale, or either party may elect to cancel this transaction without penalty to either party.

Furniture, Fixtures & Equipment: Within fifteen (15) calendar days of full acceptance of this Offer, Buyer shall inspect the Property for the purposes of determining (if any) and providing a written list thereof, of any of the existing furniture, fixtures and equipment that Buyer would like to remain within the facility at Closing. It being the intent that Buyer and Seller shall mutually agree in writing as to how the Property should be delivered with respect to any specialty equipment that exists within the facility at this time. This provision does not suggest that Seller will demolish existing offices, and/or lab spaces or other permanent fixtures, but pertains only to specialized equipment that exists within the facility.

Delivery: Unless agreed to by the parties in writing prior to the Closing, Seller shall deliver the Property at Closing to Buyer free and clear of all obligations, including any tenant obligations.

Risk Of Loss: Except as otherwise specifically set forth herein, all risk of loss and destruction of the Property and improvements, and all property expenses and insurance, shall be borne by Seller until either the date of closing or the date of possession, whichever occurs first, at which time all such risk shall pass to Buyer.

Time Is Of The Essence: Time is of the essence and both parties must agree to any extension in writing. There is no automatic right to extend.

Obligations: Colliers shall not be held liable to either Buyer or Seller for the failure of either to perform their obligations pursuant to this Offer.

Conflict: Initialed and counter initialed handwritten or typed provisions herein shall supersede any printed provisions in this Offer if there is a conflict.

Complete Agreement: This Offer constitutes the entire agreement between Buyer and Seller and supersedes and cancels any and all prior negotiations, representations, warranties, understandings or agreements (both written and oral) of Buyer and Seller. No variation or amendment of this Offer shall be valid or enforceable without written approval by Buyer and Seller.

Facsimile Signatures And Counterparts: It is agreed that facsimile copies of the Offer, and any related documents shall be fully binding and effective for all purposes whether or not originally executed documents are transmitted to escrow. Facsimile signatures on documents will be treated the same as original signatures. However, both Buyer and Seller agree that they will promptly forward the original executed documents to escrow. Both Buyer and Seller understand that they must physically execute and deliver original conveyance, mortgage and other recordable documents prior to closing. It is further agreed that this Offer, the forthcoming Definitive Agreement and any related documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so signed shall be deemed to be an original, and all of which taken together shall constitute one and the same document, binding upon all of the parties, notwithstanding that all of the parties do not sign the original same counterparts.

Scope Of Service: The brokers involved in this transaction recommend that Buyer and Seller each consult their own attorney, estate planner, CPA, accountant, ADA experts, design or land use professional, zoning expert, contractor, property inspector, surveyor, title insurer, termite control expert, structural engineer, electrical engineer, plumber, mechanical engineer, air conditioning expert, architect, hazardous waste/contamination expert and other professionals should they have any questions within those fields or any other non-customary brokerage service, relative to this transaction and Property. Buyer and Seller acknowledge that the brokers are not experts in these fields and that Buyer and Seller are not relying upon the brokers for any of the foregoing services or advice or any other services or advice outside the normal scope of a real estate broker in the State of Hawaii.

No Representations Or Warranties: Colliers makes no representations or warranties and has not rendered any opinion with respect to the following: (i) the Property and its improvements; (ii) the legality, validity, or correctness of the building permits for the Property or its improvements; (iii) the zoning of the Property; or (iv) the environmental condition of the Property and/or the property underlying the Property. This provision shall survive the termination of this Offer or the execution of a Definitive Agreement.

All Representations Are In Writing: All agreements and representations about the Property must be set forth in writing and both Buyer and Seller agree that any representation made by Colliers is set forth in writing in this Offer.

No Party Deemed Drafter: The parties agree that no party shall be deemed to be the drafter of this Offer and further that in the event that this Offer is ever construed by a court of law, such court

shall not construe this Offer or any provision of this Offer against any party as the drafter of this Offer.

Agency Disclosure/ Commission:

Seller and Buyer are aware, and by their signatures below acknowledge and confirm, that Colliers Monroe Friedlander, Inc., has fully disclosed that it has a relationship with both parties in this transaction, and is acting in a DUAL AGENCY capacity. Colliers Monroe Friedlander, Inc. shall not intentionally share confidential information obtained from one party to the other. Colliers Monroe Friedlander, Inc. has instructed both Seller and Buyer to review all pertinent documents with outside counsel of their own choosing at their own expense. Seller is paying Colliers Monroe Friedlander, Inc. a fee for real estate services rendered and for the act of bringing Seller and Buyer together in this transaction, said commission to be paid at Closing from Seller's sale proceeds held in escrow. Seller and Buyer shall indemnify, defend and hold Colliers Monroe Friedlander, Inc. harmless from any outside Broker claims.

Buyer Initials REB   Seller Initials DN

Duration Of Offer:

This Offer shall remain open for Seller's acceptance until ~~Friday, June 27, 2008~~ July 8, 2008 at 4:00 P.M. If a signed acceptance is not returned by the date and hour specified above, the Offer shall be deemed null and void unless extended in writing by Buyer.

Buyer's Submittal Of Offer:

Buyer has read and fully understands the foregoing and acknowledges receipt of a copy hereof.

Buyer: **Operating Engineers Local Union No. 3 District 17 - Hawaii**

By: Russell E. Burns (signature)
Name: RUSSELL E. BURNS
Title: BUSINESS MANAGER
Date: 7-7-, 2008

Seller's Approval Of Offer:

Buyer's Offer is hereby accepted by the undersigned Seller. Seller hereby acknowledges receipt of a copy of this Offer, and hereby represents and warrants to Colliers and Buyer that Seller has good title to the Property and has the full authority to accept the foregoing Offer and enter into an agreement to sell the Property in accordance with the terms of this Offer.

Seller: **Hoku Scientific**

By: (signature)
Name: DARRYL NAKAMOTO
Title: CFO
Date: JULY 10, 2008

End Of Offer